Exhibit 4.59

                               DEBENTURE AGREEMENT

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE  AMOUNT                                        $192,000
PRICE                                               $160,000
DEBENTURE  NUMBER                                   February  -  2006-102
ISSUANCE  DATE                                      February  3,  2006
MATURITY  DATE                                      February  3,  2011

     FOR VALUE RECEIVED, Xtreme Companies, Inc. a Nevada corporation (the "Company"), hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, LP (the "Holder") by February 3, 2011 (the "Maturity Date"), the principal amount of One Hundred Ninety-Two Thousand Dollars ($192,000) U.S., and to pay interest and redemption on the principal amount hereof, and any accrued penalties, in such amounts, at such times and on such terms and conditions as are specified herein.

     The Debenture set forth in this Agreement is subject to automatic conversion at the end of five (5) years from the date of issuance at which time the Debenture outstanding will be automatically converted based upon the formula set forth in Section 3.2 (c).

Article  1          Interest

     The Company shall pay ten percent (10%) annual coupon on the unpaid Face Amount of this Debenture (this "Debenture") at such times and in such amounts as determined by the Holder. The Holder shall have the right to request interest payments on the Face Amount anytime after closing and each month thereafter. The Holder shall submit to the Company a notice requesting a payment in the amount equal to the interest accruing for that month on the balance of the Debenture. The Interest shall be compounded daily.

     Any monies paid to the Holder in excess of the interest due when paid shall be credited toward the Redemption of the Face Amount of the Debenture.

Article  2          Method  of  Payment

Section  2.1     Cash  Payments

     If requested by the Holder, the Company will make amortizing payments to the Holder (a "Payment," or collectively, the "Payments") on a monthly basis on the first day of each business day of each month while there is an outstanding balance on the Debenture, in an amount to be determined by the Holder and the Company based on the Company's then current financial position. ("Payment Amount" or collectively, the "Payment Amounts"). In no event, shall the Payment be less than the Interest accruing on the outstanding balance of the Debenture.

Notwithstanding any provision to the contrary in this Debenture, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds, at any time and from time to time without penalty.

     Section  2.2     Conversion  Payments

     The Holder, at its sole option, shall be entitled to either i) request a Payment from the Company in the amounts set forth in the table in Section 2.1, above; or, ii) the Holder may elect to convert a portion of the Debenture pursuant to Article 3, below, in an amount equal to or greater than the Payment Amount. In the event the Holder is unable to convert that portion of the debenture equal to the Payment Amount during a calendar month, the Company shall make a payment in cash in an amount equal to the difference between the amount converted by the Holder and the Payment Amount due for that month.

     Nothing contained in this Article 2 shall limit the amount the Holder can elect to convert during a calendar month except as defined in Section 3.2 (i), below.

     All Payments made in under Article 2, shall be applied toward the Redemption Amount as outlined in Article 14, herein.

     Section  2.3  Prepayment

The Company is required make additional payments toward Redemption ("Prepayment") without any penalties. After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of financing received by a third party, other than the Holder (a "Financing") by the Company is in excess of $500,000 ("Threshold Amount"). The Threshold Amount shall also pertain to any assets sold, transferred or disposed of by the Company. The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Debenture with Interest until such time as the Face Amount of the Debenture has been paid in full. The Prepayments shall be made to the Holder upon the Company's receipt of the financing. Failure to do so will result in an Event of Default as set forth herein.


Article  3          Conversion

Section  3.1     Conversion  Privilege

(a) The Holder of this Debenture shall have the right to convert any and all amounts owing under this Debenture into shares of Common Stock at any time following the Closing Date and which is before the close of business on the Maturity Date, except as set forth in Section 3.2(c) below. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

(b) This Debenture may not be converted, whether in whole or in part, except in accordance with this Article 3.

(c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

Section  3.2     Conversion  Procedure

(a) Conversion Procedures. The unpaid Face Amount of and accrued interest on this Debenture may be converted, in whole or in part, at any time following the Closing Date. Such conversion shall be effectuated by the Holder sending to the Company a facsimile or electronic mail version of the signed Notice of Conversion which evidences the Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is delivered ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronic mail of the signed Notice of Conversion. Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. EST, shall be deemed to have been received the previous business day, with receipt being via a confirmation of time of facsimile of the Holder.

(b) Common Stock to be Issued. Upon the Holder's conversion of any Debenture, the Company shall issue the number of shares of Common Stock equal to the Conversion. If, at the time of conversion, the Registration Statement has ben declared effective, the Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to the registration statement and prospectus delivery requires) or stop transfer instructions. If at the time of Holder's conversion, the Registration Statement has not been declared effective, the Company shall instruct the transfer agent to issue the certificates with an appropriate legend. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

(c) Conversion Rate. Holder is entitled to convert the unpaid Face Amount of this Debenture, plus accrued interest, any time following a Closing Date, at the lesser of (i) 75% of the lowest closing bid price of the Common Stock for the fifteen trading day period prior to a Conversion; or,(ii) at a "Fixed Conversion Price" of ten cents ($.10) (each being referred to as a "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up, as the case may be, to the nearest whole share. The Holder shall retain all rights of conversions during any partial trading days.

(d) Maximum Interest. Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess, if so ordered, shall be credited on any remaining balances due to the Holder with reasonable promptness by the Holder to the Company.

(e) Opinion Letter. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person or entity in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

(f) Delivery of Shares. Within three (3) business days after receipt of the documentation referred to above in Section 3.2(a), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within three (3) business days after the Conversion Date, the Company shall pay to Holder as liquidated damages three percent (3%) per day in cash, of the dollar value of the Debentures being converted, compounded daily.

                The Company acknowledges that its failure to deliver the Common Stock within three (3) business days after the Conversion Date will cause the Holder to suffer irreparable harm and, that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

              The Company shall make any payments required under this Section 3.2(f) in immediately available funds within three (3) business days from the date the Common Stock is fully delivered. Nothing herein shall limit the Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within three
(3)  business  days  after  the  Conversion  Date.

     The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debentures by Holder of the entire amount of Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder of outstanding Debentures, by facsimile, within three (3) business days of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the Notice of Conversion Default (with the original delivered by overnight or two day courier) of Holder's election to either nullify or confirm the Notice of Conversion.

     In the event of Conversion Default, the Company will pay to the Holder the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures (the "Authorization Date"). The Company shall send notice to Holder of outstanding Debenture that additional shares of Common Stock have been authorized; stating the Authorization Date and the amount of Holder's accrued Conversion Default Payments ("Authorization Notice"). The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Debentures by the fifth (5th) day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in Section 3.2(c) at any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debenture will cause the Holder to suffer irreparable harm, and that damages will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

     If, by the third (3rd) business day after the Conversion Date of any portion of the Debenture to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder, and after such Delivery Date the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery the Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within three (3) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

(g) Prospectus and Other Documents. The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto. Any filings submitted via EDGAR will constitute fulfillment of the Company's obligation under this Section.

(h) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of the Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof; (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap
     Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the Holder cannot convert as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

     (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with the Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

     (y) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus
(ii) any accrued but unpaid interest thereon through and including the date on which the Redemption Amount is paid to the holder (the "Redemption Date").

     The Holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debenture.

(i) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 Act")), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion
Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the  number  of shares of Common Stock outstanding on such Conversion Date.

(j) Legend. The Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to the Registration Rights Agreement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

     (k) Prior to conversion of the Debenture, if at any time the conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock to facilitate the conversions. In such an event management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock to an amount equal to three hundred percent (300%) of the balance on the DebentureThe Company represents and warrants that under no circumstances will it deny or prevent the Holder's right to convert the Debentures as permitted under the terms of this Subscription Agreement or the Registration Rights Agreement. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in this Section 3. The Holder, at his option, may request the company to authorize and issue additional shares if the Holder feels it is necessary for conversions in the future. In the event the Company's shareholder's meeting does not result in the necessary authorization, the Company shall redeem the outstanding Debentures for an amount equal to the sum of the principal of the outstanding Debentures plus accrued interest thereon multiplied by 133%.

Section 3.3 Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

Section 3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5 Company to Reserve Stock. The Company shall reserve the number of shares of Common Stock required pursuant to and upon the terms set forth in the Subscription Agreement to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3.6 Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended (the "Act") and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the
     Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

     Section 3.7 Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

     Section 3.8 Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Article  4          Mergers
     The Company shall not consolidate or merge into, or transfer any or all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate only upon such written assumption of the Company's obligation.

Article  5       Intentionally  Omitted

Article  6          Defaults  and  Remedies

Section 6.1 Events of Default. An "Event of Default" occurs if any one of the following occur:

     (a) the Company does not make the Payment of the principal, interest or other sum due under this Debenture, on this Debenture by conversion into Common Stock within five (5) business days of the Maturity Date, upon redemption, Conversion Date or otherwise described herein; or,

     (b) the Company does not make a Payment in cash for a period of three (3) business days when due as described in this Agreement; or,

     (c) any of the Company's representations or warranties contained in the Debenture were false when made or the Company fails to comply with any of its other agreements such failure continues for a period of five (5) business days; or,

     (d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or,

     (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board ("Principal Market") for in excess of three (3) consecutive Trading Days. Failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) trading days; or notification from a Principal Market that the Company is not in compliance with the conditions for such continued listing on such Principal Market; or,

     (f) the Company breaches any covenant or condition of the Debenture, and such breach, if subject to cure, continues for a period of five (5) business days; or,

     (g) the Registration Statement underlying the Debenture is not declared effective by the SEC within twelve (12) months of the Issuance Date.

As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) or (f) above is not an Event of Default until the Holder of the Debentures outstanding notifies the Company of such default and the Company does not cure it within five (5) business days after the receipt of such notice, unless the Company commences to cure such default within such period, in which case the Company must specify the default, demand that it be remedied and state that it is a "Notice of Default". Prior to the expiration of the time for curing a default as set forth in the preceding sentence, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding (exclusive of Debentures then owned by the Company or any subsidiary or affiliate) may, on behalf of the holders of all of the Debentures, waive any past Event of Default hereunder (or any past event which, with the lapse of time or notice and lapse of time designated in subsection (a), would constitute an Event of Default hereunder) and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. In the case of any such waiver, such default or Event of Default shall be deemed to have been cured for every purpose of this Debenture and the Company and the Holder of the Debentures shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 6.2 Remedies. In the Event of Default, the Holder may elect to secure a portion of the Company's assets in Pledged Collateral (as defined in the Security Agreement). The Holder may also elect to garnish Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

     In the Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty, and for each subsequent Event of Default under this Agreement. In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages ("Liquidated Damages"). The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

     In the event of Default, under Section 6.1 (g), the Holder may elect to switch the Conversion Price of the Debenture as outlined in Section 3.2 (c) above ("Default Conversion Price"). The Default Conversion Price shall be equal to the lesser of a) the Fixed Conversion Price or b) seventy percent (70%) of the lowest closing bid price of the Common Stock during the fifteen (15) trading days prior to conversion. Upon written notice being sent to the Company by the Holder of Default under Section 6.1 (g), and the Holder's election to exercise the remedy to switch the conversion price to the Default Conversion Price, the Company shall immediately withdraw the Registration Statement. Further, the Company agrees that the date of consideration for the Debenture shall remain the Issuance Date stated herein. The Company shall provide an opinion letter from counsel within two (2) business days of written request by the Holder stating that the date of consideration for the Debenture is the Issuance Date and submission of proper Rule 144 support documentation consisting of Form 144, a broker's representation letter and a seller's representation letter. In the event the Company does not deliver the opinion letter within two business days, the Default Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Shares (which is attached as Exhibit E to the Subscription Agreement between the Company and the Holder of even date). Any costs incurred by Holder for such opinion letter shall be added to the Face Amount of the Debenture.

Section 6.3 Acceleration. If an Event of Default occurs and is continuing for a period of five (5) calendar days, the Holder hereof by notice to the Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be due and payable.

Section 6.4 Seniority. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. And, the Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder hereunder.

     Section 6.5 Cost of Collections. If an Event of Default occurs, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorney's fees.

Article  7          Registered  Debentures

Section 7.1 Record Ownership. The Company, or its attorney, shall maintain a register of the Holder of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this
     Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article  8          Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

Kevin  Ryan
Xtreme  Companies
300  Westlink  Ave
Washington,  MO  33306
Telephone:  636-390-9000
Facsimile:  636-390-

If  to  the  Investor:

Douglas  Leighton
Dutchess  Capital  Management
50  Commonwealth  Ave,  Suite  2
Boston,  MA  02116
Telephone:  617-301-4702
Facsimile:  617-249-0947

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  9          Time

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in Boston, Massachusetts are generally open for business.

Article  10          No  Assignment

     This Debenture and the obligation hereunder shall not be assignable by the Company or the Holder.

Article  11          Rules  of  Construction.

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  12          Governing  Law
     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article  13          Litigation

     All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article  14  Redemption

     The Holder shall have the right to be redeemed from the Debenture, in whole or in part, upon demand submitted in writing, within three (3) days of a notice of redemption, at a price equal to one hundred and twenty percent (120%) of the outstanding principal amount of the Debenture, including accrued interest (and penalties if applicable). Any Payments, as defined in Article 2 above, shall apply to the Redemption Amount.

Article  15     Structuring  and  Administration  Expense

     The Company agrees to pay for related expenses associated with the proposed transaction of $10,000. This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. This shall be deducted from the Closing.

Article  16     Intentionally  Omitted


Article  17     Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by the Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article  18     Integration

This Note is the FINAL AGREEMENT between the Company and the holder with respect to the terms and conditions set forth herein, and, the terms of this Debenture may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. The Parties warrant that there are no other agreements, either oral or written, on the terms set forth in this Note.

Article  19     Registration

     The Company shall file a registration statement with the SEC, within 45 days following a written request by the Holder ("Filing Date"), covering the Debentures. The number of shares of Stock registered shall be equivalent to the sum of: 1) the Face Amount divided by the Fixed Conversion Price. The Company agrees that if such registration statement has not been submitted to the SEC by the Filing Date, the Fixed Conversion Price will initially drop ten percent (10%) and an additional ten percent (10%) for every fifteen (15) day period thereafter, the Company fails to file the Registration Statement. The Company also agrees that if the Filing Date exceeds 45 days or the Effective Date exceeds 90 days from the Filing Date ("Penalty Date" collectively the "Penalty Dates"), a penalty of two percent (2%) per month, of the Face Amount of the Debenture, shall accrue for each month the Filing Date and/or the Effective Date exceeds the Penalty Date, pro-rated for partial periods. The Company agrees not to include any other registration to this statement without the Investor's consent.

                                      *.*.*

     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above and duly authorized to sign on behalf of:

                         XTREME  COMPANIES,  INC.
                         ------------------------

     By     /s/  Kevin  Ryan
            ----------------
   Name:     Kevin  Ryan
  Title:     Chief  Executive  Officer

     By     /s/  Laurie  Phillips
            ---------------------
   Name:    Laurie  Phillips
  Title:    Chief  Financial  Officer


                              DUTCHESS  PRIVATE  EQUITIES  FUND,  L.P.
                              BY  ITS  GENERAL  PARTNER  DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC


                         By:  /s/  Douglas  H.  Leighton
                              --------------------------
                       Name:  Douglas  H.  Leighton
                      Title:  A  Managing  Member

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

     (To be Executed by the Registered Owner in order to Convert Debenture) TO Xtreme Companies, Inc.

     The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture (the "Debenture") into Common Stock of Xtreme Companies, Inc.(the "Company") according to the
                   ------------------------
conditions  set  forth  in  the  Debenture  issued  by  the  Company.

Date  of  Conversion________________________________________________


Applicable  Conversion  Price________________________________________


Number  of  Debentures  Issuable  upon  this  Conversion_______________________


Name(Print)___________Dutchess  Private  Equities Fund, II, LP _________________
                      ----------------------------------------

Address______________50  Commonwealth  Ave,  Boston,  MA  02116_____________
                     ------------------------------------------


Phone_____617-301-4700_____________  Fax________617-249-0947___________
          -------------------------             ------------

                    By:_______________________________________
                                    Douglas  Leighton